Exhibit 10.22
MEMORANDUM OF UNDERSTANDING
     This Memorandum of Understanding (“MOU”) contains the terms of settlement in principle among the parties (“Parties”) to the Actions identified in paragraph 1 below (“Actions”), each of which is filed derivatively on behalf of and for the benefit of nominal defendant, Cardinal Health, Inc. (“Cardinal”):
     1. The Actions are:
Doris Staehr v. Robert D. Walter et al., No. 02-CV-11-639, Court of Common Pleas, Delaware County, Ohio
Donald Bosley v. David Bing et al., No. 04 CV A07-7167, Court of Common Pleas, Franklin County, Ohio
Sam Weitschner v. David Bing et al., No. 04 CV C08-8970, Court of Common Pleas, Franklin County, Ohio
Green Meadow Partners, LLP v. David Bing et al., No. 04 CV H09-9891, Court of Common Pleas, Franklin County, Ohio
Barry E. Weed v. John F. Havens, et al., No. 06 CV H09-12620, Court of Common Pleas, Franklin County, Ohio
     2. Plaintiffs in the Actions are:
Doris Staehr
Donald Bosley
Sam Weitschner
Green Meadows Partners, LLP
Barry E. Weed
     3. Named as Individual Defendants in one or more of the Actions are:
David Bing
George C. Conrades
John F. Finn
Robert L. Gerbig
John F. Havens
J. Michael Losh
John B. McCoy
Richard C. Notebaert
Michael D. O’Halleran
David W. Raisbeck

Jean G. Spaulding
Matthew D. Walter
Robert D. Walter
William F. Bindley
Regina E. Herzlinger
Melburn G. Whitmire
George L. Fotiades
James F. Millar
Mark Parrish
Richard J. Miller
Ronald K. Labrum
Anthony Rucci
     4. Named as Nominal Defendant in all Actions is Cardinal Health, Inc.
     5. Plaintiffs in the Bosley, Weitschner and Green Meadows cases have joined in a single, consolidated amended complaint (the “Bosley complaint”). The complaints in the Staehr and Weed actions remain separate from the Bosley complaint and from each other. There is, however, substantial overlap among the Bosley complaint, the Staehr complaint and the Weed complaint. Considered collectively, the complaints in the Actions allege claims for breach of fiduciary duties, misappropriation of non-public information for use in personal sales of Cardinal stock, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment. The Staehr complaint also alleges related claims for contribution, indemnification and statutory false statements. The claims arise out of: certain conduct in the negotiation of, pricing of, and due diligence concerning Cardinal’s acquisition of Syncor International Corporation (“Syncor”); certain conduct concerning the indemnification of Syncor’s former chairman, Monty Fu; certain accounting and business performance matters that were the subject of disclosures and a financial restatement/reclassification in 2004 by Cardinal, an allegedly related decline in the market price of Cardinal common stock, associated inquiries by the United States Department of Justice and the Securities & Exchange Commission, and private securities fraud class action litigation against Cardinal and others; certain transactions in Cardinal securities and investment decisions undertaken by Cardinal; sales of personal Cardinal stock while allegedly in possession of material non-public information concerning certain accounting and business performance matters; and certain conduct concerning the timing and terms of various employee stock option grants in 2004.
     6. This MOU is being entered into only after Plaintiff Staehr has defeated defendants’ motion to dismiss, conducted extensive discovery and filed numerous pleadings including motion practice, and the parties have engaged in extensive settlement discussions (facilitated by an independent mediator) and engaged in open and arm’s length discussions concerning both the merits and the weaknesses in the claims and defenses in the Actions.
     7. In full and final settlement of all claims in the Actions,
(a)	The Individual Defendants will cause proceeds of their applicable D&O insurance policies totaling $70 million to be paid to Cardinal, according to the following schedule:
i.	$35 million no later than five business days following the date on which the order approving the settlement by the last of the courts required to give approval is entered; and

ii.	$35 million no later than ten business days following either the date on which the order approving the settlement by the last of the courts required to give approval is entered, or April 15, 2008, whichever date is later.
Cardinal and the Individual Defendants acknowledge that payment of these insurance proceeds to Cardinal is attributable solely and exclusively to the filing, prosecution and settlement of the Actions and would not have been paid to Cardinal but for the filing, prosecution and settlement of the Actions.
(b)	$68 million of these payments is for the settlement of the Syncor, Monty Fu, and accounting allegations asserted in the Staehr action. $2 million of these payments is for the settlement of the option granting allegations asserted in the Bosley and the Weed actions.

(c)	Cardinal and its board of directors will adopt and implement the following corporate governance enhancement, which shall remain in full force and effect, without modification, alteration, rescission or adjustment, for two years: The Audit Committee shall meet in executive session with the Chief Financial Officer and the Chief Legal Officer no less than annually.

(d)	As to the acquisition of Syncor by Cardinal, the Individual Defendants and Cardinal acknowledge that the Staehr action was originally filed, pending and being prosecuted at the time of the re-negotiation of the acquisition price of Syncor, and was a positive factor in the re-negotiation and reduced price paid for Syncor.

(e)	After the initiation of the Staehr action, Cardinal implemented corporate governance changes that caused Cardinal’s Institutional Shareholder Services (“ISS”) Corporate Governance Quotient to rise from an index rating of 6.3, in October 2005, to a rating of 93.2 in May 2007. During the same time, Cardinal also improved its internal accounting controls. The Individual Defendants and Cardinal acknowledge that some of these changes and improvements address issues that were raised in the Staehr and Bosley actions and further acknowledge that the changes and improvements were made in the context of the litigation of the Staehr and Bosley actions, which were a positive factor in their adoption.
     8. Defendants, together with their agents, counsel, advisers, insurers, successors, assigns, heirs and personal representatives, and all employees, agents and representatives of Cardinal shall receive from each Plaintiff in each Action and from Cardinal a comprehensive release and covenant not to sue, as broad as permissible under the law, covering all claims by or on behalf of Cardinal that are or could have been asserted in the Actions that arise out of or in connection with or are related to any of the acts, matters or transactions referred to in the Actions, provided that the release and covenant not to sue from Cardinal shall not include any claims that Cardinal may have for recovery of expenses advanced pursuant to written Statutorily Required Undertakings for Repayment, as described in Ohio Revised Code § 1701.13, to the extent Cardinal may be legally obligated to pursue such claims.
     9. Plaintiffs and their Counsel, together with their present and former partners, employees, accountants, consultants, advisers, successors, heirs and assigns will receive a comprehensive release and covenant not to sue from Cardinal, the Individual Defendants and their related parties covering and releasing all claims arising out of, in connection with, or related to the institution, prosecution or settlement of the Actions.
     10. The Defendants agree and acknowledge that the Actions were filed and prosecuted in good faith.
     11. The intent of the Parties is that there be a single notice to shareholders bearing the captions of the Staehr action, the consolidated Bosley/Weitschner/Green Meadow action, and the Weed action and a joint approval process. The Parties will consult with, and seek the procedural guidance of, the respective courts to assist in planning and scheduling the approval process, with the intent of proceeding in one of the following manners, in descending order of preference:
i.	Consensual, court-ordered transfer of Bosley/Weitschner/Green Meadow and Weed to the Court of Common Pleas of Delaware County, for joint handling with each other and with Staehr; or, if not reasonably possible, then

ii.	Agreed dismissal without prejudice of Bosley/Weitschner/Green Meadow and Weed and their refiling in the Court of Common Pleas of Delaware County, for joint handling with each other and with Staehr; or, if not reasonably possible, then

iii.	Agreed amendment of Staehr for the sole purpose of encompassing all of the claims in Bosley/Weitschner/Green Meadow and Weed, and agreed dismissal of Bosley/Weitschner/Green Meadow and Weed in the Court of Common Pleas of Franklin County.
     12. Cardinal agrees and acknowledges that the Staehr counsel have facilitated the settlement of all Actions for Cardinal’s benefit.
     13. Upon approval of the settlement by the Court, there shall be a stipulated order or stipulated orders dismissing each of the Actions in their entirety with prejudice and with each Party to bear its own costs, except as expressly provided in this MOU.
     14. On the business day following the date on which the first $35 million payment is made to Cardinal pursuant to paragraph 7(a) of this MOU, or (if later) then three business days following the date on which a court order approving fees, costs and expenses is entered, Cardinal will pay to Plaintiffs’counsel (through Robbins Umeda & Fink, LLP (“RUF”)) an amount not more than $12 million as is approved by court order, for Plaintiffs’ attorneys fees, costs and expenses in all the Actions combined. The Individual Defendants and Cardinal agree to the fee and expense amount as set forth in the preceding sentence, and agree to not take any positions contrary to $12 million being a fair and reasonable amount. Such monies shall be paid from the common fund of $70 million which is being established for Cardinal’s benefit, and will be kept by RUF in a segregated escrow account and not distributed to itself or anyone else until such time as the order containing approval of fees costs and expenses becomes final (i.e., not subject to further appeal), all subject to the obligation hereby undertaken and agreed by RUF to refund or repay to Cardinal all or any portion of the amount plus interest at the same rate earned in escrow, if, when and to the extent, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the award of fees and expenses is reduced. If, when and to the extent distribution becomes permitted, RUF shall in its sole discretion distribute monies to the Plaintiffs’ counsel in the Bosley/Weitschner/Green Meadow action and the Weed action.
     15. The effectiveness of the settlement is not conditioned on court approval of an award of attorneys fees and expenses, either at all or in any particular amount.
     16. The cost of printing, mailing and publishing notice of the settlement and related administrative expenses shall be paid by Cardinal.
     17. The settlement is subject to the negotiation and execution of a definitive settlement agreement (including notice to shareholders and other customary associated documents), approval by all necessary courts pursuant to O.R.C.P. 23.1, and formal, final dismissal of all the Actions. The parties agree to proceed in good faith to prepare appropriate documentation and to seek Court approval of any settlement expeditiously.

     18. The settlement shall provide for no admission of wrongdoing or liability by the Individual Defendants, and shall acknowledge that the Individual Defendants are entering into this settlement solely to eliminate the uncertainties, burdens and expenses of protracted litigation. In the settlement, Cardinal shall acknowledge that the settlement confers substantial benefits to Cardinal, that the settlement would eliminate all remaining shareholder litigation concerning the restatement/reclassification and the uncertainties, burdens and expenses associated with the litigation, that the settlement is in Cardinal’s and Cardinal’s shareholders best interests, and that the settlement is fair, reasonable and adequate to Cardinal and it’s shareholders. The settlement shall recite that Plaintiffs’ counsel believe the settlement is fair, reasonable and adequate, and in the best interests of Cardinal and its shareholders.
     19. Plaintiffs shall have the opportunity to conduct reasonable confirmatory discovery. To the extent reasonably possible, and subject to the possible need to conduct limited separate inquiries owing to certain features of their Actions, Plaintiffs will participate in confirmatory interviews being conducted by Plaintiffs’ counsel in In re Cardinal Health, Inc. Securities Litigation, No. C2-04-575 (S.D. Ohio), and Cardinal will endeavor to facilitate that participation. Plaintiffs shall also be permitted to review specific documents concerning the allegations in the Actions, which documents will be agreed to at a later time.
     20. The MOU may be executed in counterpart, by facsimile or other electronic transmission, and each counterpart shall be deemed one and the same instrument.
     21. The Parties will cooperate regarding the timing of the joint announcement of the MOU and the settlement, and will exchange draft press releases regarding the MOU and the settlement.
     22. The MOU is to be governed in all respects by Ohio law.

     23. The counsel executing the MOU have been duly empowered and authorized to sign it on behalf of the respective Parties they represent.
     24. Subject to the O.R.C.P. 23.1 requirement of Court approval, the MOU is binding on the parties. The only other contingencies that would permit any party not to proceed with the settlement are specified in the MOU.
     25. Any condition set forth in the MOU may be waived in writing by the Party entitled to enforce it.

Agreed to as of the 29th day of June, 2007:

/s/ Marc M. Umeda Marc M. Umeda Robbins Umeda & Fink, LLP 610 West Ash Street, Suite 1800 San Diego, CA 92101 Telephone: 619/525-3990	/s/ Marc M. Umeda w/ permission Joshua M. Lifshitz Bull & Lifshitz, LLP 18 East 41st Street New York, NY 10017 Telephone: 212/213-6222

David Futscher
Parry Deering Futscher & Sparks, PSC
411 Garrard Street
Covington, KY 41012-2168
Telephone: 859/291-9000

Jack Landskroner
Landskroner Grieco Madden Ltd.
1360 West 9th Street, Suite 400
Cleveland, OH 44113
Telephone: 216/522-9000
Brian M. Felgoise
Law Offices of Brian M. Felgoise, P.C.
261 Old York Road – P.O. Box 706
Jenkintown, PA 19046
Telephone: 215/ 886-1900

Laurence D. Paskowitz
Paskowitz & Associates
60 East 42nd Street – 46th Floor
New York, NY 10165
Telephone: 212/685-0969

Counsel for Plaintiff Doris Staehr	Frank E. Todaro The Law Firm of Frank Todaro 471 East Broad Street, Suite 1303 Columbus, OH 43215
/s/ Eric L. Zagar Eric L. Zagar	Telephone: 614/242-4333
Schiffrin & Barroway, LLP 280 King of Prussia Road Radnor, PA 19087 Telephone: 610/667-7706	Counsel for Plaintiffs Donald Bosley, Green Meadow Partners, LLP and Sam Weitschner

Paul W. Leithart, II, Esq. Strip, Hoppers, Leithart, McGrath & Terlecky Co., LPA 575 S. Third Street Columbus, OH 43215 Telephone: 614/228-6345 Counsel for Plaintiff Barry E. Weed

/s/ Ivan K. Fong Ivan K. Fong Executive Vice President Chief Legal Officer and Secretary Cardinal Health, Inc. 7000 Cardinal Place Dublin, OH 43017 Telephone: 614/757-7768	/s/ John M. Newman, Jr. John M. Newman, Jr. Jones Day North Point 901 Lakeside Avenue Cleveland, OH 44114 Telephone: 216/586-3939

For Nominal Defendant Cardinal Health, Inc.	Counsel for Defendants David Bing, George C. Conrades, John F. Finn, Robert L. Gerbig John F. Havens, J. Michael Losh, John B. McCoy, Richard C. Notebaert, Michael D. O’Halleran, David W. Raisbeck, Jean G. Spaulding, Matthew D. Walter, Robert D. Walter, George L. Fotiades, Mark Parrish, Ronald K. Labrum and Anthony Rucci
/s/ Arthur S. Greenspan Arthur S. Greenspan Richards Kibbe & Orbe LLP One World Financial Center New York, NY 10281-1003
Telephone 212/530-1816	/s/ Thomas L. Long Thomas L. Long
Roger P. Sugarman Kegler, Brown, Hill & Ritter 65 East State Street, Suite 1800 Columbus, OH 43215 Telephone: 614/462-5400 Counsel for Defendant Richard J. Miller	Baker Hostetler LLP
Capitol Square, Suite 2100
65 East State Street
Columbus, OH 43215
Telephone: 614/228-1541

Counsel for Defendants as above, and also
William F. Bindley, Regina E. Herzlinger
and Melburn G. Whitmire

/s/ James J. Benjamin, Jr. James J. Benjamin, Jr.
Akin, Gump, Strauss, Hauer & Feld, LLP
590 Madison Avenue
New York, NY 10022-2524
Telephone: 212/872-1000

Robert H. Nichols
Schottenstein, Zox & Dunn Co., LPA
250 West Street
P.O. Box 165020
Columbus, OH 43215
Telephone: 614/462-2700

Counsel for Defendant
James F. Millar